BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of	Business Number E0260882018-2
Barbara K. Cegavske	Filing Number 20211468966
Secretary of State State Of Nevada	Filed On 05/19/2021 16:48:27 PM
	Number of Pages 5

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☑ Certificate of Designation

☐ Certificate of Amendment to Designation - Before Issuance of Class or Series

☐ Certificate of Amendment to Designation - After Issuance of Class or Series

☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: VALUEONE INC Entity or Nevada Business Identification Number (NVID): NV20181386576
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: 05/20/2021 Time: 10:00 AM (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series A Preferred
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6.Resolution: (Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X Tea Hyen Shin Signature of Officer — Date: 05/19/2021

This form must be accompanied by appropriate fees.

page1 of 1
Revised: 1/1/2019

CORPORATE RESOLUTION

AFTER MEETING OF THE BOARD OF DIRECTORS

OF VALUEONE, INC.

(a Nevada Corporation)

THE UNDERSIGNED, member of the Board of Directors of VALUEONE, INC, a Nevada corporation (the “Corporation”), having consented to the waiver of holding of a meeting of the Board of Directors of the Corporation to approve the following resolutions by a unanimous vote of all the members of the Board of Directors of the Corporation, and direct that the same be filed within the records of the Corporation:

WHEREAS, A waiver of notice was presented and attested to by the undersigned who each convened on the afternoon of 25 February, 2021 at approximately 5:00 p.m. PDT to approve of certain actions of the Corporation;

WHEREAS, The Directors met for the purpose of discussing and agreeing upon the approval of certain alterations to the Corporation’s capital structure so as to prepare the Corporation to welcome now shareholders, raise new capital, and expand on its business plans;

NOW, THEREFORE, BE IT RESOLVED, the Corporation will take the following actions

1.File with the Secretary of State of Nevada to increase the authorized Common Shares from 2,000,000 shares at SO.OOI par value to 200,000,000 shares at $0.001 par value with 20,000,000 Preferred shares (to be designated therefrom) at par value $0.001 par value with a total number of shares authorized of 220,000,000;

2.File with the Secretary of State of Nevada to designate 1,000,000 of the 20,000,000 Preferred Shares in the form of Exhibit A hereto;

3.Enter into a Letter of Intent with ValueOne, Inc. of South Korea with the intention of agreeing upon a Definitive Joint Venture Agreement which vest title to certain assets in the United States Corporation; and

FURTHER RESOLVED, that the officers of the Corporation are hereby authorized to do such further acts and things and execute any and all documents and instruments, both original and amendatory, of every kind and character on behalf of the Corporation as may be necessary or appropriate, in said officer’s judgment, to effectuate the terms of the and to carry out the purpose of these Resolutions;

[signature page follows]

IN WITNESS WHEREOF, we have caused this instrument to be duly executed this 25th day of February 2021.

By:

/s/ Kihyoung You

Kihyoung You, Director

/s/ Hyun II Choi

Hyun II Choi, Director

/s/ Seun Hwan Jang

Seun Hwan Jang, Director

Exhibits Included Under Separate Cover

Preferred Series “A” Share Designation

Amended Articles of Incorporation

Copy of Filing(s) with Nevada Secretary of State upon Completion

CERTIFICATE OF DESIGNATION

OF THE RIGHTS, PREFERENCES, PRIVILEGES, AND RESTRICTIONS

OF THE PREFERRED SERIES “A” STOCK

OF VALUEONE, INC.

(Pursuant to Section 78.195 et seq of the Nevada General Corporation law)

THE UNDERSIGNED, being all of the directors of Value one, inc., a Nevada corporation (the “Company”), hereby certify that it took the following corporate actions and adopted the following resolutions upon a unanimous vote of the Corporation’s directors adopted and approved the unanimous votes of said Corporation, effective as of March 1,2021:

WHEREAS, the directors believe that it is in the best interests of the Corporation to approve amendments to the series of preferred “A” stock and re-establish the respective terms, designations, relative rights, preferences and limitations of same by filing a Certificate of Designation with the State of Nevada; and

WHEREAS, the directors believe that it is in the best interests of the Corporation to amend the class of preferred stock designated as Preferred Series A stock and to designate new rights, preferences and limitations of this new Preferred Series A Stock in order to provide clarity for shareholders and the public in an Amended Certificate of Designation and to file this Certificate of Designation with the State of Nevada; and

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Nevada Revised Statutes and in accordance with the provisions of its Articles of Incorporation, as amended, in addition to common stock, a class of preferred stock of the Corporation known as its Preferred Series A stock is hereby amended and the Board of Directors hereby fixes, states and expresses the terms, designations, relative rights, preferences and limitations of such class in addition to those set forth in said Articles of incorporation, as amended, to be in their entirety as follows:

1.Designation of Preferred Series A Stock Rights. Of the authorized shares, one million (1,000,000) are hereby designated as Preferred Series “A” Stock with a par value of $0.001. Pursuant to this designation and its exhibits, Preferred Series “A” Stock is hereby created which shall carry voting rights senior to the Common Stock and will not be subject to any reverse splits or deductions.

2.Issuance; Rank; Secured. The Preferred Series A shall rank senior to the Common Stock and any other capital stock of the Corporation as to dividends and upon liquidation, dissolution or winding up. The Preferred Series A is secured by assets of the Corporation and shall carry zero conversion rights functioning exclusively as a super-voting class of shares

3.Dividends. No dividends shall be declared or paid upon the Preferred Series A.

4.Liquidation. Dissolution or Winding Up. Matters relating to liquidation, dissolution or winding up of this Corporation shall be as provided in the NRS, Preferred Series A shall be senior to the Common and all other classes of Preferred Stock. A merger, acquisition, sale of voting control or sale of substantially all of the assets of the Company in which the shareholders of the Company do not own a majority of the outstanding shares of the surviving corporation shall be deemed to be a liquidation.

5.Voting. Holder(s) of shares of Preferred Series Aare entitled to vote on any corporate matters or on matters affecting the rights of all shareholders. Holders of Series A Preferred Stock shall have voting rights of200:] unless they elect to convert their shares to shares into Common Stock and may then vote on any action requiring any class of shares to vote.

6.Term. The rights, preferences, and privileges attached to the Preferred Series A shares shall be operative for a term of five (5) calendar years or until March 1, 2026. At such time the Preferred Series A shares shall either expire and be returned to the treasury of the Corporation, OR the Corporation shall file a subsequent and first amendment of the voting rights to be filed with the State of Nevada.

7.No Impairment: The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the shares of Preferred Series A against impairment.

FURTHER RESOLVED, that a Certificate of Designation shall be med with the State of Nevada setting forth these terms, designations, relative rights, preferences and limitations.

FURTHER RESOLVED, that each Officer of the Company is hereby authorized, empowered and directed on behalf of the Company to execute and deliver, on behalf of the Company, any and all documents necessary to file the Certificate of Designation and to otherwise enable the Company to issue the Preferred Series A.

Dated this 25th day of February 2021

/s/ Kihyoung You

Kihyoung You, Director

/s/ Hyun II Choi

Hyun II Choi, Director

/s/ Seun Hwan Jang

Seun Hwan Jang, Director